Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) dated as of April 28, 2026 (the “Effective Date”), is entered into by and between Corvex, Inc. (the “Company”), and Christopher Moreland (“Executive”). Each of the Company and Executive is a “Party,” and collectively, they are the “Parties.”

WHEREAS, the Company wishes to employ Executive, and Executive wishes to accept such employment with the Company, in each case, subject to the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and mutual benefits, the Company and Executive agree as follows:

1. Representations and Warranties. Executive represents and warrants to the Company that Executive is not bound by any restrictive covenants or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Executive’s acceptance of employment under the terms and conditions set forth herein or the performance of Executive’s duties and services hereunder. Executive understands and acknowledges that Executive is not expected or permitted to use or disclose information belonging to any prior employer in the course of performing Executive’s duties for the Company.

2. Term of Employment. The Company will employ Executive, and Executive accepts employment by the Company, on the terms and conditions herein contained for a period beginning on the Commencement Date (as defined below) and ending on the date Executive’s employment is terminated by either Party pursuant to Section 6 (such period of employment, the “Employment Period”).

3. Duties and Functions.

(a) Title and Position. As of the Commencement Date, Executive shall be employed as Chief Financial Officer of the Company (“CFO”). The “Commencement Date” shall be the earlier of (x) a date mutually agreed by the Parties in writing and (y) the ninetieth (90th) day following Executive’s written notice to Executive’s current employer of resignation, subject to mutual agreement to an earlier start date. Executive shall perform his services for the Company remotely from his home office in Rye, New York and shall not be required to perform services on the premises of the Company (or other specific work location); provided that Executive agrees to undertake such business-related travel as the Company may reasonably require and/or as necessary or appropriate for the performance of Executive’s duties and responsibilities to the Company, and further provided that Executive may in future perform services from a new corporate satellite office in the greater New York area, as mutually agreeable by both Parties.

(b) Duties. Executive shall perform his duties under the authority and direction of the Board of Directors of the Company (the “Board”) and the Company’s Co-Chief Executive Officers (the “Co-CEOs”). In the performance of Executive’s duties to the Company, Executive agrees to abide by the rules, regulations, instructions, codes of ethics, personnel practices and policies of the Company that are applicable, and made available to, Executive, including any change thereof which may be adopted at any time by the Company.

(c) Permitted Activities. During the Employment Period, Executive shall devote his business judgment, knowledge and skill to the performance of his duties and responsibilities to the Company. Notwithstanding the foregoing, Executive may (i) serve on the boards of directors of non-profit organizations, (ii) participate in charitable, civic, educational, professional, community or industry affairs, (iii) manage Executive’s personal investments and legal affairs, and (iv) with the written consent of the Board (not to be unreasonably withheld), advise and serve on boards of directors of for-profit companies; provided that the activities set forth in subparts (i) through (iv) hereof do not, individually or in the aggregate, materially interfere with the performance of Executive’s duties or responsibilities to the Company, trigger a breach of the Confidentiality Agreement (as defined below), create a fiduciary conflict or otherwise create an actual or apparent conflict of interest.

4. Compensation.

(a) Base Salary. During the Employment Period, as compensation for Executive’s services hereunder the Company agrees to pay Executive a base salary at an annual rate of $425,000.00, less applicable withholdings and deductions, payable in substantially equal installments in accordance with the Company’s normal payroll schedule. Executive’s salary may be subject to review from time to time by the Co-CEOs, the Board and its Compensation Committee (the “Committee”), but not less frequently than annually. The base salary as determined herein and as adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b) Bonus. Executive shall be eligible to be considered for a discretionary year- end cash bonus each calendar year (a “Year-End Bonus”), prorated for calendar year 2026, subject to any terms and conditions established for such Year-End Bonus by the Company, including but not limited to the terms and conditions contained in any Company Year-End Bonus policy. Executive’s target Year-End Bonus percentage for each calendar year shall be one hundred percent (100%) of his Base Salary, subject to review from time to time by the Company, but not less frequently than annually. Executive acknowledges that any such Year-End Bonus shall be entirely within the discretion of the Company based upon the achievement of goals (including corporate and/or individual goals and/or other discretionary factors) as determined by the Company. Except as otherwise provided in the discretion of the Company or in this Agreement, Executive shall not be eligible to be considered for, or to receive, a Year-End Bonus for any calendar year unless he or she remains employed with the Company through December 31 of the applicable calendar year and through the date of payment of such bonus. If a Year-End Bonus is awarded to Executive, it shall be paid no later than March 15 following the end of the calendar year for which it was awarded.

(c) Equity. Executive will be granted three equity grants covering the Company’s common stock, as described below.

(i) The first grant shall be 95,129 restricted stock units (the “Make-Whole RSUs”), which shall vest over 4 years, with 25% of the Make-Whole RSUs vesting on each anniversary of the Commencement Date, so long as Executive remains employed by the Company through the relevant vesting date. The Make-Whole RSUs shall include a right to receive dividend equivalents thereon (subject to the same vesting, payment, and forfeiture terms as the underlying Make-Whole RSUs). Notwithstanding the foregoing, if, prior to the second anniversary of the Commencement Date, Executive resigns without Good Reason (as defined below) or is terminated for Cause (as defined below), then, to the maximum extent permitted by applicable law, a portion of the Make-Whole RSUs that previously vested on the first anniversary of the Commencement Date (and any shares of Company common stock issued or issuable in respect thereof, or, if such shares have been sold or otherwise disposed of, a cash amount equal to the closing price of a share of Company common stock as of the date such Make-Whole RSUs vested multiplied by the number of such shares) shall be subject to clawback and forfeiture by, and shall be repaid to, the Company. The amount subject to clawback shall equal the product of (x) the number of Make- Whole RSUs that vested on the first anniversary of the Commencement Date, multiplied by (y) a fraction, the numerator of which is (A) 730 minus the number of days during the period beginning on the Commencement Date and ending on the date of such termination, and the denominator of which is (B) 730. Executive shall take all actions, and execute and deliver all documents, requested by the Company to effectuate the foregoing clawback, and the Company may also satisfy the clawback obligation by offset against any amounts otherwise owed to Executive, in each case to the maximum extent permitted by applicable law and Section 409A (as defined below).

(ii) The second grant shall be 428,082 restricted stock units, which shall vest over 4 years, with 25% of the second grant vesting on each anniversary of the Commencement Date, so long as Executive remains employed by the Company through the relevant vesting date. The second grant of restricted stock units shall include a right to receive dividend equivalents thereon (subject to the same vesting, payment, and forfeiture terms as the underlying restricted stock units).

(iii) The third grant shall be in the form of 523,211 performance stock units (“PSUs”) assuming maximum achievement of the applicable performance goals. The PSUs will become earned and vest pursuant to, and otherwise be subject to, the terms and conditions established by the Company for senior executives of the Company under the Company’s 2026 calendar year PSU program, including, without limitation, the applicable objective performance goals, performance measurement period(s), vesting schedule, payout curve (including threshold, target and maximum achievement levels), and continued employment requirements. The terms and conditions of such 2026 calendar year PSU program shall be set by the Committee within a reasonable time following the Commencement Date. In determining such terms and conditions, the Committee shall consider in good faith any recommendations from Executive regarding the appropriate objective performance goals. The PSUs shall include a right to receive dividend equivalents thereon (subject to the same vesting, payment, and forfeiture terms as the underlying PSUs).

Each of the foregoing equity grants shall be considered inducement awards pursuant to NASDAQ Listing Rule 5635(c)(4). Each of the foregoing equity grants shall be subject in all respects to the terms and conditions of the applicable award agreement evidencing such grant. Each dollar amount set forth above corresponding to the value of an equity grant shall be converted into a number of shares (rounded down to the nearest whole share) by dividing such dollar amount by the average closing price per share of the Company’s common stock on the principal national securities exchange on which such shares are then listed for the twenty (20) consecutive trading days ending on (and including) April 10, 2026 (for the PSUs, the number of shares so determined shall represent the maximum number of shares issuable).

(d) Fringe Benefits. During the Employment Period, Executive shall be entitled to participate on a basis no less favorable than any other executive or employee in the benefits available generally to similarly-situated Company executives or employees pursuant to Company plans, policies and programs, as and to the extent any such plans, policies and programs are or may from time to time be in effect, as determined by the Company, subject to the applicable terms and conditions of the benefit plans in effect at that time. Nothing herein shall affect the Company’s ability to modify, alter, terminate or otherwise change any benefit plan, policy or program it has in effect at any given time, to the extent permitted by law.

(e) Expenses. The Company shall reimburse Executive for all reasonable and documented out-of-pocket business, travel and entertainment expenses incurred and paid by Executive in the performance of Executive’s services hereunder, in accordance with Company policy as in effect from time to time. The Company shall also reimburse Executive’s legal fees reasonably and actually incurred in connection with the review and negotiation of this Agreement, up to a maximum of $15,000, payable within thirty (30) days following the Commencement Date; provided, however, that in the event the Company requests that Executive submit invoices associated with such legal representation to substantiate the reimbursement of reasonable attorneys’ fees and costs, Executive shall be permitted to redact such legal invoices to protect and preserve attorney-client privilege.

(f) Paid Time Off. Executive shall be eligible for paid time off and other leave in accordance with the Company’s paid time off policies.

5. Indemnification Agreement and D&O Liability Insurance. Promptly following the Effective Date hereof, and prior to the Commencement Date, the Company shall enter into an indemnification agreement with Executive pursuant to which it will agree to indemnify, defend and hold harmless Executive to the maximum extent provided under applicable law and the organizational documents of the Company, and in all events on a basis no less favorable than provided to the Company’s other officers and directors. In addition, the Company will cover Executive under its directors’ and officers’ liability insurance policy with the same coverage provided to the Company’s officers and directors (but in no event less than a reasonable amount of coverage). The directors’ and officers’ liability insurance policy will include tail coverage for six (6) years post-employment if the Company changes control or de-lists from any national stock exchange.

6. At-Will Employment.

(a) At-Will Employment. Executive’s employment with the Company is at- will and may be terminated by either Party at any time, with or without cause or notice. Upon termination of employment for any reason, the Company shall pay to Executive (i) his accrued Base Salary through the effective date of termination, (ii) reimbursement for any unreimbursed business expenses incurred through the date of termination, (iii) the value of Executive’s accrued, unused paid time off, to the extent required by applicable law or Company policy, and (iv) all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable plan, policy or arrangement or as required to be paid or provided pursuant to applicable law, in each case, subject to applicable standard payroll deductions and withholdings (collectively, “Accrued Payments”).

(b) Termination Due to Death or Disability. In the event Executive’s employment terminates due to death or Disability (as defined below), in addition to the Accrued Payments, Executive shall also receive the following: (i) each outstanding equity-based incentive award subject to time-based vesting criteria shall immediately become fully vested and, as applicable, exercisable; and (ii) each outstanding equity-based incentive award subject to performance-based vesting criteria shall remain outstanding through the remainder of the applicable performance period(s) and shall vest to the extent the applicable performance criteria are achieved. For purposes of this Agreement, “Disability” means that Executive has been unable, for a period of (x) one hundred twenty (120) consecutive days or (y) one hundred eighty (180) non-consecutive days during any twelve (12) month period, with or without reasonable accommodation, consistent with applicable law, as the case may be, to perform a substantial portion of the individual’s duties or services to the Company, as a result of physical or mental impairment, illness or injury, as determined by an independent physician selected and paid for by the Company and approved by Executive, with such determination being deemed conclusive.

(c) Continuing Obligations; Resignation from Board Positions. The obligations imposed on Executive with respect to non-competition, non-solicitation, confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement or any other agreement executed by the Parties (including the Confidentiality Agreement) shall continue, notwithstanding the termination of the employment relationship between the Parties and regardless of the reason for such termination. Upon termination of employment for any reason, Executive shall be deemed to have resigned from any officer positions with the Company or any applicable subsidiary or affiliate and shall execute, at the Company’s request, any documentation to effectuate such resignation.

7. Severance. The Company shall provide Executive with the following severance payments and benefits upon certain involuntary terminations of employment, subject to Executive’s execution (and non-revocation) of a separation and release agreement in connection with receipt of severance benefits in the form then used by the Company for similarly situated executives:

(a) Upon a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, in either case other than during the twelve month period following a Change in Control, Executive shall be entitled to receive (i) an amount equal to one times Executive’s annual base salary, (ii) a prorated target Year-End Bonus for the year of termination (based on the number of days Executive was employed by the Company during such year), (iii) an amount equal to twelve times the monthly premium that would be required for Executive (and Executive’s eligible dependents, if any) to continue group health plan coverage under COBRA at the rates in effect as of the date of termination, which amount Executive may use for any purpose in Executive’s sole discretion and which amount shall be paid without regard to whether Executive actually elects COBRA continuation coverage, (iv) prorated accelerated vesting of all time-based equity awards (based on the number of days Executive was employed by the Company during the vesting period and, with respect to each award, reduced by the number of shares or units previously vested during the vesting period), and (v) prorated accelerated vesting of all performance-based equity awards at the greater of target or actual performance (with proration based on the number of days Executive was employed by the Company during the performance period); and

(b) Upon a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, in either case occurring within the twelve month period following a Change in Control, Executive shall be entitled to receive (i) an amount equal to one and one-half times Executive’s annual base salary, (ii) one and one-half times Executive’s target Year-End Bonus for the year of termination (based on the number of days Executive was employed by the Company during such year), (iii) an amount equal to eighteen times the monthly premium that would be required for Executive (and Executive’s eligible dependents, if any) to continue group health plan coverage under COBRA at the rates in effect as of the date of termination, which amount Executive may use for any purpose in Executive’s sole discretion and which amount shall be paid without regard to whether Executive actually elects COBRA continuation coverage, and (iv) full accelerated vesting of all time-based equity awards, and (v) full accelerated vesting of all performance-based equity awards at the greater of target or actual performance as of the date of the Change in Control.

(c) For purposes of this Agreement, the terms used herein shall be defined as follows:

(i) “Cause” shall mean any of the following items which in the good faith determination of the Board causes demonstrable harm to the Company: (A) Executive’s conviction of, or plea of guilty or no contest to, any indictable criminal offense or any other criminal offense involving fraud, misappropriation, embezzlement or dishonesty in conjunction with Executive’s duties to the Company, (B) Executive’s repeated willful failure to perform Executive’s duties hereunder or to follow the lawful direction of the Board or the Co-CEOs (for any reason other than illness or physical or mental incapacity) or a material breach of fiduciary duty, (C) Executive’s theft, fraud, or dishonesty with regard to the Company or any of its affiliates or in connection with Executive’s duties, (D) Executive’s material violation of the Company’s code of conduct or similar written policies, including, without limitation, the Company’s sexual harassment policy, (E) Executive’s gross negligence or willful misconduct that relates to the affairs of the Company or any of its affiliates, (F) Executive’s acceptance of any bribe, kickback or other unlawful payment or benefit from any customers, supplier, vendor or business partner of the Company or any of its affiliates, or (G) Executive’s material breach of any provision of this Agreement or of any written restrictive covenant, confidentiality, or other agreement with the Company, which, in each case, if curable, is not cured within thirty (30) days following written notice from the Company.

(ii) “Change in Control” shall mean, as determined by the Board, (A) any individual person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) becoming the beneficial owner, directly or indirectly, of more than fifty and one-tenth percent (50.1%) of the total combined voting power of the Company’s then- outstanding securities; provided, that any acquisition by a Permitted Holder shall be excluded, or (B) the sale, transfer, or other disposition of all or substantially all of the Company’s assets to an unrelated third party. “Permitted Holders” means any current holder of shares of Company common stock or common stock equivalents that represent more than five percent (5%) of the Company’s Common Stock on a fully-diluted basis, together with their respective affiliates and permitted transferees. Notwithstanding the foregoing, in no event shall a “Change in Control” be deemed to occur as a result of any transaction or series of related transactions effected principally for equity financing purposes in which the Company issues or sells its equity securities or securities convertible into or exchangeable or exercisable for its equity securities, or in which indebtedness of the Company is cancelled or converted into such securities.

(iii) “Good Reason” shall mean, without Executive’s prior written consent, the occurrence of any of the following events: (A) a material diminution in Executive’s duties, authority, or responsibilities (including reporting relationship) that is inconsistent with the Executive’s position as described herein; (B) any material reduction in Executive’s Base Salary; or (C) requiring Executive to relocate Executive’s principal place of employment by more than fifty (50) miles from its current location, except for reasonably required travel on Company business.

8. Confidentiality Agreement. As a condition of Executive’s employment, Executive is required to execute the Confidential Information, Inventions Assignment, Non- Solicitation and Non-Competition Agreement, attached hereto as Exhibit A (the “Confidentiality Agreement”), prior to or on the Commencement Date.

9. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The Parties understand that the obligations of Executive are personal and may not be assigned by Executive.

10. Entire Agreement. This Agreement (together with Exhibit A) contains the entire understanding of Executive and the Company with respect to employment of Executive and supersedes any and all prior understandings, written or oral. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all Parties. By entering into this Agreement, Executive certifies and acknowledges that Executive has carefully read all of the provisions of this Agreement and that Executive voluntarily and knowingly enters into said Agreement.

11. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.

12. Tax Consequence. Except as otherwise specifically provided in this Agreement, the Company will have no obligation to any person entitled to the benefits of this Agreement with respect to any tax obligation any such person incurs as a result of or attributable to this Agreement, including all supplemental agreements and employee benefits plans incorporated by reference therein, or arising from any payments made or to be made under this Agreement or thereunder.

13. Code Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments (the “Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would, but for this Section, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (a) in full or (b) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (a) or (b) results in Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). If a reduction in payments or benefits is necessary, reduction shall occur in the following order: (i) cash payments; (ii) equity-based payments and acceleration; and (iii) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii) or (iii)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. To the extent any such payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. A reputable advisory firm mutually agreed upon by the Company and Executive will perform the foregoing calculations, and the Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determinations of the advisory firm made pursuant to this section shall be final, binding and conclusive upon all parties.

14. Code Section 409A. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code, and all regulations, guidance and other interpretive authority issued thereunder (collectively, “Section 409A”) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Section 409A, and this Agreement shall be interpreted accordingly. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any nonqualified deferred compensation upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Further, if Executive is deemed by the Company at the time of Executive’s termination of employment to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s termination of employment with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein. The cash payments described in clauses (a) and (b) of Section 7 above shall be paid in substantially equal installments over the applicable twelve (12)-month or eighteen (18)-month period, as the case may be, on the Company’s regular payroll dates, beginning with the first regular payroll date following the fifty-fifth day after the date of Executive’s termination of employment. The first such installment shall include any installment amounts that would otherwise have been paid prior to such fifty-fifth day had installments commenced on the first regular payroll date following the date of termination. Notwithstanding the foregoing, the Company may, to the extent permitted under Section 409A, pay such amounts in a single lump sum (in lieu of installments) on the first regular payroll date following the fifty-fifth day after Executive’s termination of employment. Any time-based equity awards that vest pursuant to Section 6(b) or Section 7 above shall be settled, and the underlying shares (or cash equivalent, if applicable) delivered to Executive, on the fifty-fifth day following the date of Executive’s termination of employment, and any performance-based equity awards that vest pursuant to Section 7(b) above shall be settled, and the underlying shares delivered to Executive, on the later of (i) the fifty-fifth day following the date of Executive’s termination of employment and (ii) the regular settlement or payment date applicable to such performance-based award under the terms of the applicable award agreement. Each installment payment under this Agreement shall be considered a separate payment for purposes of Section 409A.

15. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of New York without giving effect to the principles of conflicts of law thereof.

16. Notices. Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service, if served personally on the Party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the Parties at their respective addresses or to such other address as either Party may later specify by notice to the other.

17. Arbitration. The Parties agree that, except as otherwise provided in this Agreement, any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof, or arising out of or relating to the employment of Executive, or the termination thereof, including any statutory or common law claims under federal, state, or local law, including all laws prohibiting discrimination in the workplace, shall be resolved by arbitration in New York County, New York before a single arbitrator in accordance with the Employment Arbitration Rules of the Judicial Arbitration and Mediation Service (JAMS). The Parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof. The Parties further acknowledge and agree that, due to the nature of the information, trade secrets, and intellectual property belonging to the Company to which Executive has or shall be given access, and the likelihood of significant harm that the Company would suffer in the event that such information was disclosed to third parties, nothing in this paragraph shall preclude the Company or Executive from going to court to seek injunctive relief to prevent Executive or the Company, respectively, from violating the obligations set forth in this Agreement. This agreement to arbitrate does not include claims that, by law, may not be subject to mandatory arbitration. If requested by the prevailing Party, the non-prevailing Party shall reimburse the prevailing Party for all of its costs and expenses, including attorneys’ fees, incurred in connection with any arbitration proceeding. By their initials below, the Parties acknowledge that they have read and understand this provision and consent specifically to the mandatory arbitration provisions in this Section 17.

Company Initials: JC	Executive Initials: CM

18. Miscellaneous.

(a) No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever in this Agreement the word “including” is used, it shall be deemed to be for purposes of identifying only one or more of the possible alternatives, and the entire provision in which such word appears shall be read as if the phrase “including without limitation” were actually used in the text.

(c) The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either Party hereto. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Executive Employment Agreement to be duly executed, by its authorized officers or individually, on the Effective Date.

CORVEX, INC.

By:	/s/ Jay Crystal
	Name:	Jay Crystal
	Title:	Chief Executive Officer

CHRISTOPHER MORELAND

/s/ Christopher Moreland

Exhibit A

CONFIDENTIAL INFORMATION, INVENTIONS ASSIGNMENT,

NON-SOLICITATION AND NON-COMPETITION AGREEMENT

[see attached]